EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This stock PURCHASE AGREEMENT (this “Agreement”) is effective as of June 9, 2021, by and between Terra Tech Corp., a Nevada corporation (the ”Purchaser”), and Sterling Harlan (“Harlan”), an individual, and Matthew Guild (“Guild”), an individual (each, a “Seller” and collectively the “Sellers”). The Purchaser and the Sellers are each referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A. As of the date of this Agreement, Harlan owns 800,000 shares of the issued and outstanding common stock, par value $0.001 per share (the “Common Stock”), of Silverstreak Solutions, Inc., a California corporation (the “Company”), and Guild owns 200,000 shares of the issued and outstanding Common Stock of the Company, which represent all of the issued and outstanding Common Stock of the Company (collectively, the “Shares”).

B. Sellers desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Sellers, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1
PURCHASE AND SALE OF COMMON STOCK

1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, Sellers hereby contribute, transfer, assign, convey and deliver to Purchaser, and Purchaser hereby receives, acquires and accepts from Sellers, in consideration of the Purchase Price (as defined in Section 1.2 below), all of Sellers’ right, title and interest in and to the Shares, free and clear of all liens, claims, interests, encumbrances, charges, claims, community property interests, pledges and other security interests, conditions, equitable interests, options, rights of first refusal, or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership of any nature (collectively, “Encumbrances”), other than any restrictions under the Securities Act of 1933, as amended (together with all rules and regulations promulgated thereunder, the “Securities Act”) or applicable state securities laws.

1.2 Purchase Price. In consideration for the Shares, Purchaser shall pay to Sellers at Closing on a pro rata basis Ten Million Dollars ($10,000,000) (the “Purchase Price”). The Purchase Price shall be payable as follows: (i) Two Million Five Hundred Thousand Dollars ($2,500,000) in cash (the “Closing Payment”), (ii) a number of shares of restricted common stock, par value $0.001 per share, of Purchaser (the “Purchaser Shares”), equal to the quotient obtained by dividing (a) $2,500,000, by (b) the Average Closing Price, (iii) a $2,500,000 unsecured promissory note (the “Six-Month Note”) from Purchaser substantially in the form of the attached Exhibit “A”, and (iv) a $2,500,000 unsecured promissory note (the “Twelve-Month Note”) from Purchaser substantially in the form of the attached Exhibit “B”.

1.3 Withholding. In the event that Purchaser is required pursuant to applicable Law to deduct or withhold amounts from any payment required to be made under this Agreement, Purchaser shall be entitled to deduct and withhold such amounts as are required to be deducted or withheld under applicable Law, provided Purchaser first provides written notice to Seller of the amount of and basis for the deduction or withholding. Such amounts that are withheld or deducted shall be treated for all purposes of this Agreement as having been paid to Sellers.

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ARTICLE 2
THE CLOSING

2.1 The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement, including the sale of the Shares (the “Transactions”), shall be by electronic transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt at 12:00 P.M. Eastern Time within two (2) Business Days following satisfaction or waiver of all of the closing conditions set forth in Article 7 hereof (other than those that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by Purchaser and Seller (the “Closing Date”).

2.2 Closing Deliverables. At Closing:

(a) Sellers shall deliver to Purchaser:

(i) certificates evidencing the Shares duly executed in blank or accompanied by transfer powers duly executed in blank and otherwise in a form acceptable to Purchaser for transfer on the books of the Company;

(ii) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying that the conditions specified in Section 7.1(a) have been satisfied;

(iii) the Articles of Incorporation of the Company certified by the Secretary of State of the State of California and a certificate of good standing for the Company from the Secretary of State of the State of California, dated within five (5) Business Days prior to the Closing date;

(iv) resignations of all directors and officers of the Company, other than Harlan; provided that Harlan shall resign as a director and officer of the Company upon the written request of Purchaser;

(v) a Consulting Agreement between Purchaser and Harlan substantially in the form of the attached Exhibit “C”, duly executed by Harlan (the “Consulting Agreement”);

(vi) the Consents referred to on Section 3.5 of the Disclosure Schedules, in form and substance reasonably satisfactory to Purchaser;

(vii) a duly executed assignment of lease assigning the lease for the property located at 6617 Madison Ave., Carmichael, CA 95608 to the Company in form and substance reasonably satisfactory to Purchaser;

(viii) audited financial statements of the Company for the fiscal year ended December 31, 2020, which reflect revenue of at least $11,280,000, suitable for inclusion in any statement, report, schedule, form or other document to be filed by Purchaser with the United States Securities and Exchange Commission (“SEC”) and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto);

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(ix) a duly executed Internal Revenue Service Form W-9 and a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that each Seller is not a “foreign person” as defined in Code Section 1445; and

(x) such other certificates, instruments or documents as may be reasonably necessary or appropriate to carry out the Transactions, each in form and content satisfactory to Purchaser (in its reasonable discretion).

(b) Purchaser shall deliver to Sellers:

(i) the Closing Payment, by wire transfer of immediately available funds to accounts designated by Sellers;

(ii) a certificate of an authorized officer of Purchaser in his or her capacity as such, dated as of the Closing Date, certifying that the conditions specified in Section 7.1(b) have been satisfied;

(iii) the Six-Month Note and the Twelve-Month Note, each duly executed by Purchaser;

(iv) the Purchaser Shares, which may be represented by one or more certificates or in book entry form, at Purchaser’s election;

(v) the Consulting Agreement, duly executed by Purchaser; and

(vi) such other certificates, instruments or documents as may be reasonably necessary or appropriate to carry out the Transactions, each in form and content satisfactory to Sellers (in their reasonable discretion).

2.3 Post-Closing Deliveries by the Seller.

Promptly following the Closing, Sellers shall deliver to Purchaser, to the extent such documents are not at the Company’s offices or facilities:

(a) originals or copies of all agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company pertaining to the Company (collectively, the “Records”); provided, however, that for the avoidance of doubt Sellers may retain (i) copies of any tax returns and copies of Records relating thereto, (ii) copies of all Records that Sellers are reasonably likely to need for complying with any legal requirements or contractual commitments, and (iii) copies of any Records that in the reasonable opinion of Sellers will be or could reasonably be expected to be required in connection with the performance of Sellers’ obligations hereunder.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers jointly and severally represent and warrant to Purchaser that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date.

3.1 Authority of Sellers. Each Seller has full power and authority to enter into the Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. When each Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller, such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.2 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California and the Company has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.2 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

3.3 Capitalization.

(a) The authorized shares of capital stock of the Company consist only of 10,000,000 shares of Common Stock, of which 1,000,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances.

(b) The Shares were issued in compliance with applicable Laws. The Shares were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which Sellers or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized preferred stock, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital stock in the Company or obligating Seller or the Company to issue or sell any shares of capital stock (including the Shares), or any other interest, in the Company. Other than the organizational documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d) The stock register of the Company accurately records: (i) name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

3.4 Subsidiaries. All of the Company’s Affiliates and subsidiaries (whether wholly or partially owned) are set forth on Section 3.4 of the Disclosure Schedules.

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3.5 No Conflicts. The execution, delivery and performance by Sellers of the Transaction Documents, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Sellers or the Company; (c) except as set forth on Section 3.5 of the Disclosure Schedules, require the consent, approval, notice or other action (collectively, “Consents”) by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Company is a party or by which the Company is bound or to which any of its properties or assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. Except as set forth on Section 3.5 of the Disclosure Schedules, no Consent, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Sellers or the Company in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions.

3.6 Absence of Certain Changes. Since December 31, 2020: (a) the Company has operated in all respects only in the Ordinary Course of Business; (b) the Company has not taken any action that, if taken during the period from between the date of this Agreement and the Closing Date, would constitute a breach of Section 5.1; and (c) there has not been any event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Indebtedness. Except as set forth in Schedule 3.7 of the Disclosure Schedules, the Company has no outstanding Indebtedness, including any Indebtedness for borrowed money owing to any Affiliate of the Company.

3.8 Title to and Sufficiency of Assets. Schedule 3.8 of the Disclosure Schedules contains a list of all of the assets and personal property owned by the Company and used in operating its business. The Company has good and valid title to all assets, properties, rights and interests of the Company, whether tangible or intangible, personal or mixed and wherever located, necessary to carry on its business as it has been and is currently conducted, including, without limitation, those Permits set forth on Section 3.8 of the Disclosure Schedules. Except as otherwise set forth in Section 3.8 of the Disclosure Schedule, all such properties and assets (including leasehold interests) are free and clear of Encumbrances.

3.9 Permits. Section 3.9 of the Disclosure Schedule includes a list of all Permits issued to the Company by any Governmental Entity. Except as otherwise set forth in Section 3.9 of the Disclosure Schedule, all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Sellers, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Sellers, threatened in connection with the expiration or renewal of such Permits. Except as otherwise set forth in Section 3.9 of the Disclosure Schedule, the Company is in compliance in all material respects with such Permits.

3.10 Contracts. Section 3.10 of the Disclosure Schedules includes a list of all Contracts to which the Company is a party or pursuant to which any of the Company’s assets have been pledged or are bound. All of such Contracts are valid, binding and in full force and effect with respect to the Company and, to the Knowledge of the Sellers, each counter-party thereto, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate any such Contract in any respect. There are no material disputes pending or threatened under any Contract. Neither the Company nor, to the Knowledge of the Sellers, any other party is in breach of any of the material terms or covenants of any Contract. Except as set forth on Schedule 3.10, immediately following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract. The Company has made available to the Purchaser true and correct copies of each of the Contracts, including all modifications, amendments and supplements thereto and waivers thereunder, and written summaries of the terms of all oral Contracts.

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3.11 Employment Matters. Section 3.11 of the Disclosure Schedules lists each employee and independent contractor who is employed or retained by the Company as of the date hereof (including, without limitation, employees on approved or legally mandated leaves of absence) and lists such employee’s or independent contractor’s title and annual salary, hourly wage and commission and/or bonus structure (as applicable). The Company is not a party to or bound by any agreement for the employment of any Person on the date hereof which is not terminable without liability or any payment obligation (other than payment obligations imposed by applicable law) on thirty (30) days’ or less notice. There are no bonus or severance arrangements individually or generally made available to employees or independent contractors of the Company.

3.12 Insurance. Section 3.12 of the Disclosure Schedules includes a list of all of the Company’s insurance policies and bonds covering the Company and its businesses, properties, assets, product liability, directors, officers and employees (collectively, the “Insurance Policies”). The Company is not in violation or breach of or default under any of its obligations under any such Insurance Policy. The Company has not received any written notice that any Insurance Policy has been canceled or cover prejudiced or suspended. There are no material claims individually or in the aggregate by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.

3.13 Government Investigations; Litigation. Neither Sellers nor the Company has received written notice that any investigation, audit or assessment by a Governmental Entity is currently pending involving the Company. To Seller’s Knowledge, there is no investigation, audit or assessment pending or threatened by any Governmental Entity with respect to the Company. There are no: (i) Actions pending or, to Sellers’ Knowledge, threatened (A) against the Company, or any of the assets of the Company, or (B) against or involving any officer, director, employee or stockholder of the Company (in their respective capacities as such) at law or in equity; and (ii) Orders in effect with respect to the Company or any of the assets of the Company.

3.14 Real Property. The Company does not own any real property. Section 3.14 of the Disclosure Schedules lists all real property leased or subleased by the Company. Each such lease or sublease is legal, valid, binding and enforceable and is in full force and effect except where the illegality, invalidity, nonbinding nature, unenforceability or ineffectiveness would not have a Material Adverse Effect, and no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a material default by the Company as lessee under any such lease or sublease.

3.15 Compliance with Laws. The Company conducts, and has conducted, its business in compliance with all applicable Laws.

3.16 Proprietary Rights. Section 3.16 of the Disclosure Schedules lists all Marks owned or licensed by the Company. The Company either (i) owns the entire right, title and interest in and to such Marks free and clear of any Encumbrances, or (ii) has the perpetual, royalty-free right to use the same. The Company has not infringed upon or misappropriated any proprietary right of another Person and no Person is interfering with, infringing upon or misappropriating any proprietary rights of the Company. No Claim has been asserted against the Company that (i) another Person has any right or interest in or to any of the Company’s Marks, trade names, trade secrets or know-how; (ii) the Company is infringing upon any Marks, trade names, trade secrets or know-how of any Person; or (iii) challenge the Company’s right to use any of its Marks, trade names, trade secrets or know-how. All Marks owned by the Company are valid and in force, and all applications to register any unregistered Marks so identified are pending, all without, to the Knowledge of the Sellers, challenge of any kind.

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3.17 Financial Statements. Section 3.17 of the Disclosure Schedules contains the Company’s unaudited balance sheets and statements of operations, income and cash flows for the fiscal year ended December 31, 2020 and for the three-month period ended March 31, 2021 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied and accurately and fairly present in all material respects the results of operations of the Company for the respective periods covered thereby. The Company does not have any material obligation or liability of any kind (known, which should be known, contingent or otherwise) except as set forth in the Financial Statements.

3.18 Environmental Matters. The Company (i) is in compliance in all material respects with all Environmental Laws, (ii) is not liable under any Environmental Laws for any material response, removal, remediation or other costs to clean-up hazardous substances, (iii) has not received any written communication that alleges that it (x) is not, or at any time has not been, in such compliance, or (y) has caused exposure of any natural person to any hazardous substances, and (iv) has not caused any release of hazardous substances in violation of any Environmental Laws. To the Knowledge of the Sellers, neither the Company nor its predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any hazardous substance, on the real property leased by the Company in violation of any Environmental Law.

3.19 Employee Benefit Plans. All benefit and compensation plans, contracts, agreements, policies or arrangements sponsored or contributed to by the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and employment agreements, deferred compensation, change of control, stock option, severance and bonus plans (other than any immaterial benefit plans) (the “Benefit Plans”) in effect as of the date hereof are listed on Section 3.19 of the Disclosure Schedules. True and complete copies of all Benefit Plans have been provided or made available to Purchaser prior to the date hereof. Neither the Company nor any Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA). The Company does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made, contributions to or under any plan, which provides post-retirement medical or health benefits with respect to employees of the Company.

3.20 Labor Matters. The Company is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any employees. No strike, labor suit or proceeding or labor administrative proceeding is pending or, to the Knowledge of the Sellers, threatened respecting the employees, and, to the Knowledge of the Sellers, no such matter has been threatened within the two year period prior to the date of this Agreement.

3.21 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns, schedules and claims for refund) (“Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. Seller has delivered to Purchaser copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2019.

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(b) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of the group. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by any Affiliated Group (whether or not shown on any Tax Return) have been timely paid for each taxable period during which the Company was a member of the group. No Affiliated Group has extended or waived any statute of limitations for any taxable period during which the Company was a member of the group. There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which the Company was a member of the group either (i) claimed or raised by any authority in writing or (B) as to which Seller or the directors and officers (or employees responsible for Tax matters) of the Company has knowledge. None of the equity interests of the Company is a loss share within the meaning of Treasury Regulation Section 1.1502-36.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an “affiliated group” filing a consolidated federal income Tax Return other than a group the common parent of which was Seller and (B) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. Seller has filed a consolidated federal income Tax Return with the Company for the taxable year immediately preceding the current taxable year and is eligible to make a Code Section 338(h)(10) election.

(e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement’’ as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

(f) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(g) The Company is not and has not been a party to any ‘‘reportable transaction,’’ as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b). There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(h) Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

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3.22 Broker’s Fees. Except as otherwise set forth in Section 3.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by or on behalf of the Company in connection with the Transactions.

3.23 Sellers Representations. Each Seller is acquiring the Purchaser Shares for its own account and not with a view to or for distributing or reselling such Purchaser Shares or any part thereof in violation of Securities Act or any applicable state securities law, has no present intention of distributing any of such Purchaser Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Purchaser Shares in violation of the Securities Act or any applicable state securities law. Each Seller is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act. Each Seller understands that its investment in the Purchaser Shares involves a high degree of risk. Each Seller (i) is able to bear the economic risk of an investment in the Purchaser Shares including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Purchaser Shares and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Purchaser concerning the financial condition and business of the Purchaser and other matters related to an investment in the Purchaser Shares. Each Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchaser Shares. Each Seller understands that (i) the Purchaser Shares may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the Securities Act or (B) an exemption exists permitting such Purchaser Shares to be sold, assigned or transferred without such registration; (ii) any sale of the Purchaser Shares made in reliance on Rule 144 under the Securities Act may be made only in accordance with the terms of Rule 144 under the Securities Act and further, if Rule 144 under the Securities Act is not applicable, any resale of the Purchaser Shares under circumstances in which the Seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Organization and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and the Purchaser has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which the Purchaser is licensed or qualified to do business, and the Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

4.2 Authority of Purchaser. Purchaser has full power and authority to enter into the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly authorized, executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. When each Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser, such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

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4.3 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and any Transaction Document to which it is a party, and the consummation of the Transactions and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Purchaser; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions.

4.4 Litigation. Purchaser has not received written notice that any investigation, audit or assessment by a Governmental Entity is currently pending involving the Transactions. To Purchaser’s Knowledge, there is no investigation, audit or assessment pending or threatened by any Governmental Entity with respect to Purchaser involving the Transactions.

4.5 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by or on behalf of the Purchaser in connection with the Transactions.

ARTICLE 5
COVENANTS

5.1 Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (a) as set forth in Section 5.1 of the Disclosure Schedules, (b) if Purchaser shall have consented in writing or (c) as otherwise contemplated by this Agreement, (i) the Company shall conduct its business in the Ordinary Course of Business and (ii) the Company shall not:

(a) effect any recapitalization, reclassification, equity split, combination or like change in its capitalization;

(b) amend its Organizational Documents;

(c) redeem, purchase, transfer (other than as provided in this Agreement) or issue any of its capital stock;

(d) sell, assign or transfer any portion of its tangible assets;

(e) enter into (including extensions, other than automatic renewals, at the end of a term), transfer, terminate, amend or modify any material Contract or waive any material rights, or discharge any other party of any material obligation, under any Contract;

(f) make any material capital expenditures or commitments therefor;

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(g) enter into any agreement with any of its managers, officers and employees outside the Ordinary Course of Business except pursuant to the existing terms of any agreement set forth on the Disclosure Schedules;

(h) settle or compromise any Action;

(i) incur any Indebtedness, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;

(j) create or incur any Lien on any asset of the Company;

(k) make any loan, advance or capital contribution to or investment in any Person;

(l) acquire or dispose of any real property or any direct interest in any real property;

(m) merge or consolidate with any other Person or effect any business combination, recapitalization or similar transaction (other than the Transactions);

(n) make any change to its financial accounting methods, policies or practices or practices with respect to the maintenance of books of account and records, except as required by GAAP or applicable Law;

(o) make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any amended Tax Return, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), apply for or request any Tax ruling, or surrender any right to claim a refund, offset or other reduction in Tax liability;

(p) fail to pay or satisfy any account payable or other liability;

(q) forgive, cancel or compromise any debt or claim, or waive, release or assign any right or claim of value;

(r) make any changes in the management of working capital;

(s) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions); or

(t) authorize any of, or agree or commit to do any of the foregoing actions.

5.2 Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Sellers shall provide Purchaser and its authorized representatives (the “Purchaser Representatives”) with reasonable electronic access during normal business hours, and upon notice, to the offices, properties, senior personnel, and all financial books and records of the Company that Purchaser may reasonably request in connection with the consummation of the Transactions. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would violate any applicable Law and no such disclosure of any information shall be required under this Section 5.2 where such disclosure would be reasonably expected to cause the waiver of any attorney-client privilege of Sellers or the Company, provided that Sellers shall inform Purchaser as to the general nature of the information being withheld and shall use its reasonable efforts to disclose such information in a way that would not cause the waiver of such privilege. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.2 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Article 7.

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5.3 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Purchaser and Sellers shall, and Sellers shall cause the Company to, use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not a waiver, of the closing conditions set forth in Article 7). Without limitation of the foregoing, the Parties shall use their reasonable best efforts to obtain all required consents, authorizations, orders and approvals from any Governmental Entities required for the consummation of the Transactions, including without limitation any filings necessary to effectuate the Company’s status as a California General Stock Corporation. The Parties acknowledge and agree that nothing contained in this Section 5.3 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Seller’s or the Company’s obligations under this Agreement.

(b) After Closing, Sellers and Purchaser will take all actions, execute and deliver all documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and any other Transaction Documents, including (without limiting the foregoing) in the event any Governmental Entity requires Purchaser to deliver audited financial statements, Sellers shall, and shall cause the Company to, take all actions, execute and deliver all documents and do all other acts and things required to assist the Purchaser in the preparation and delivery of such audited financial statements at Purchaser’s sole cost and expense.

5.4 Non-Compete. For a period of twenty-four (24) months following the Closing Date (the “Restricted Period”), Harlan shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the current business or any business then engaged in by the Purchaser or any of its Affiliates within the states of California and Oregon (the “Business”) for his own benefit or for the benefit of any Person other than the Purchaser or its Affiliates; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Business; provided, however, that Harlan may hold, directly or indirectly, solely as an investment, not more than one percent (1%) of the outstanding securities of any Person which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such Person is engaged in a business competitive with the Business.

5.5 Continuing Employees. Purchaser shall cause the Company to continue the employment of the Company’s employees identified on Schedule 5.5 of the Disclosure Schedule on substantially the same terms and conditions of employment as of the Closing Date for a period of no less than six (6) months following the Closing Date (“Continuing Employees”). Notwithstanding the foregoing, the Company shall be permitted to terminate the employment of any Holdover Employee for gross negligence or willful misconduct.

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ARTICLE 6
TAX MATTERS

6.1 Tax Covenants.

(a) Without the prior written consent of Purchaser, Seller shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election: (ii) amend any Tax Return; or (iii) take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of such Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, excise, sales, use, stamp, duty, recording, property, registration, value added, and other such Taxes and fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the other Transaction Documents (the “Transfer Taxes”) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(c) Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller’s consolidated federal income tax return (and state and local income tax returns, if permitted). All such Tax Returns shall be timely prepared and filed in a manner consistent with past practice (unless otherwise required by Law).

(d) With respect to (i) Tax Returns for any taxable period or portion thereof ending on or before the Closing Date and (ii) all Straddle Period Tax Returns, in each case that are not described in Section 6.1(c) above (including Tax Returns for jurisdictions requiring separate reporting from Seller), Purchaser shall prepare, or cause to be prepared, all such Tax Returns in a manner consistent with past practice (unless otherwise required by Law). Purchaser shall provide any such Tax Return to Seller for its review and comment no less than thirty (30) days prior to the due date for filing such Tax Return (including extensions). Purchaser shall make such revisions to such Tax Returns as are reasonably requested by Seller.

(e) Seller shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Company. To the extent that any Affiliated Group recognizes a loss on the sale of the Company as a result of any transaction contemplated herein, Seller will take action as necessary to ensure that no Tax attributes of the Company are reduced by reason of Treasury Regulation Section 1.1502-36 or any similar provision of state, local or foreign law. To the extent permitted by law, the Company shall elect to carry forward any Tax attribute (including without limitation any net operating loss, charitable contribution, or other item) arising after the Closing Date that could otherwise be carried back into a Pre-Closing Period in which the Company was included in a consolidated return of an Affiliated Group. To the extent such carrybacks are required by law, Seller shall pay to Purchaser the amount of any refund, credit, or reduction in Tax realized by an Affiliated Group as a result of such carryback, except to the extent that such Affiliated Group would have received such refund, credit, or reduction in tax in the absence of such carryback.

6.2 Tax Indemnification. From and after the Closing, the Purchaser Indemnified Persons shall be entitled to indemnification for, without duplication, all Losses attributable to:

(a) (i) any Taxes imposed on or payable by or with respect to the Company for any Pre-Closing Period or Straddle Period (to the extent allocable to the Pre-Closing Period pursuant to Section 6.3); (ii) any Taxes of the Seller or its Affiliates for any period (whether before or after the Closing Date); (iii) Transfer Taxes; and (iv) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation;

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(b) any Taxes resulting from the failure of any of the representations or warranties made by the Company or the Seller in this Agreement to be true and correct on the date hereof and at and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date);

(c) any Taxes resulting from any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, and any breach by the Seller of any of its covenants or agreements contained herein; and

(d) reasonable legal fees and expenses, attributable to any item in clauses (a) - (c) of this Section 6.2.

6.3 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated any Pre-Closing Period for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, payroll, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

6.4 Termination of Tax Sharing. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Purchaser, Seller nor any of their respective Affiliates and Representatives shall have any further rights or liabilities thereunder.

6.5 Tax Proceedings.

(a) If any Governmental Entity asserts a Tax Proceeding, then the party first receiving notice of such Tax Proceeding promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure to so notify shall not relieve the party from whom indemnification is being sought of its obligations hereunder, except to the extent that the party from whom indemnification is being sought is materially prejudiced by such failure. Such notice shall include a copy of the relevant portion of any correspondence received from the Governmental Entity.

(b) Seller shall, subject to Section 6.5(d), have the right to control, at Seller’s expense, any Tax Proceeding in respect of the Company, or in respect of Seller to the extent such Tax Proceeding relates to the Company, for any Pre-Closing Period; provided, however, that (i) Seller shall provide Purchaser with a timely and reasonably detailed account of each phase of such Tax Proceedings, (ii) Seller shall consult with Purchaser before taking any significant action in connection with such Tax Proceedings, (iii) Seller shall consult with Purchaser and offer Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceedings, (iv) Purchaser shall be entitled to participate, at its sole expense, in such Tax Proceedings and receive copies of any written materials relating to such Tax Proceedings received from the relevant Governmental Entity, and (v) Seller shall not settle, compromise or abandon any such Tax Proceedings without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

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(c) Purchaser shall have the exclusive right to control any Tax Proceedings in respect of Taxes of the Company for any Straddle Period of the Company; provided, however, that with respect to any such Tax Proceeding which could reasonably be expected to result in a Tax for which Seller is liable under Section 6.2: (i) Purchaser shall provide Seller with a timely and reasonably detailed account of each phase of such Tax Proceedings, (ii) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceedings, (iii) Purchaser shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceedings, (iv) Seller shall, at its sole expense, be entitled to participate in such Tax Proceedings and receive copies of any written materials relating to such Tax Proceedings received from the relevant Governmental Entity, and (v) Purchaser shall not settle, compromise or abandon any such Tax Proceedings without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the exclusive right to control (i) any Tax Proceedings in respect of the Company not described in Section 6.5(b) or 6.5(c), and (ii) any Tax Proceedings in respect of the Company described in Section 6.5(b) if Seller fails to diligently defend such Tax Proceedings.

6.6 Tax Cooperation. Seller, Purchaser, the Company, their respective Affiliates and their directors, officers, employees, shareholders, agents, representatives, successors and assigns shall reasonably cooperate with each other in connection with (a) the preparation and filing of any U.S. federal, state, local or foreign Tax Returns that include the business and operations of the Company and (b) any Tax Proceeding. Such cooperation shall include the furnishing or making available of employees on a mutually convenient basis and records, books of account or other materials of or relating to the Company necessary or helpful for the preparation of such Tax Returns or the defense against assertions of any Governmental Entity.

6.7 Coordination; Survival. Claims for indemnification with respect to Taxes, and the procedures with respect thereto, shall be governed exclusively by this Article 6 and, except with respect to Sections 9.1 and 9.4, the provisions of Article 9 shall not apply.

6.8 Tax Treatment of Indemnity Payments. The parties hereto agree to treat any payment made pursuant to Section 6.2 or Article 9 as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required by applicable Law.

ARTICLE 7
CLOSING CONDITIONS

7.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment on or prior the Closing Date of the following conditions:

(a) each of the representations and warranties of Sellers contained in Article 3 hereof shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except for (i) Fundamental Representations, which shall be true and correct in all respects, (ii) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects and (iii) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b) Sellers shall have performed and complied with in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

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(c) Sellers shall have delivered to Purchaser the items set forth in Section 2.2(a);

(d) the Company shall have received all required consents, authorizations, orders and approvals from any Governmental Entities required for the consummation of the Transactions;

(e) no Law shall have been enacted which would make consummation of the Transactions illegal, nor any judgment, decree or Order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded; and

(f) there shall not have been a Material Adverse Effect since the date hereof.

7.2 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the Transactions is subject to the fulfillment on or prior the Closing Date of the following conditions:

(a) Each of the representations and warranties of Purchaser contained in Article 4 hereof shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except for those representations and warranties that (i) are qualified by materiality, which shall be true and correct in all respects and (ii) address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b) Purchaser shall have performed and complied with in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) Purchaser shall have delivered to Sellers the items set forth in Section 2.2(b);

(d) the Company shall have received all required consents, authorizations, orders and approvals from any Governmental Entities required for the consummation of the Transactions; and

(e) no Law shall have been enacted which would make consummation of the Transactions illegal, nor any judgment, decree or Order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded.

ARTICLE 8
TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and Sellers;

(b) by Purchaser, on written notice to Sellers, in the event either Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 2.2(a) not to be satisfied and (ii) is not cured within twenty (20) Business Days following delivery by Purchaser to Sellers of written notice of such breach;

(c) by either Seller, on written notice to Purchaser, in the event Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 2.2(b) not to be satisfied and (ii) is not cured within twenty (20) Business Days following delivery by such Seller to Purchaser of written notice of such breach;

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(d) by either Purchaser or the Sellers if the Transactions shall not have been consummated by December 9, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this shall not be available to the Purchaser, on the one hand, or the Sellers, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Transactions to consummate on or before the End Date and such action or failure to act constitutes a breach of this Agreement; or

(e) by either Purchaser or the Sellers if a court of competent jurisdiction or other Governmental Entity shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Article 10 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

9.1 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is the first anniversary of the Closing Date. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved, except for Fundamental Representations and the representations and warranties contained in Section 3.21 (Taxes), which shall survive the Closing until the date which is sixty (60) calendar days following the expiration of all applicable statutes of limitations.

9.2 Indemnification by Sellers. Subject to the limitations on liability set forth in this Agreement, Sellers agree, jointly and severally, to save, defend, indemnify and hold harmless Purchaser, its successors and assigns, and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Persons”) from and against any and all claims, counterclaims, charges, complaints, demands, actions, causes of action, suits, remedies, rights, sums of money, costs, losses, covenants, contracts, controversies, agreements, promises, damages, obligations, liabilities and expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”), suffered or incurred by it or them, directly or indirectly, to the extent arising from, related to or as a result of (i) any untrue representation or breach of warranty by Sellers under this Agreement, (ii) the non-fulfillment of any covenant or other agreement of Sellers contained herein, (iii) any and all Losses relating to any of the foregoing or in enforcing this indemnity, or (iv) reasonable legal expenses incurred by Purchaser in connection with a potential direct claim made against Purchaser in connection with a breach of this Agreement.

9.3 Indemnification by Purchaser. Subject to the limitations on liability set forth in this Agreement, Purchaser agrees to save, defend, indemnify and hold harmless Sellers, their successors and assigns, and their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Persons” and together with Seller Indemnified Persons, collectively, the “Indemnified Persons”) from and against any and all Losses, suffered or incurred by it or them, directly or indirectly, to the extent arising from, related to or as a result of (i) any untrue representation or breach of warranty by Purchaser under this Agreement, (ii) the non-fulfillment of any covenant or other agreement of Purchaser contained herein, (iii) any and all Losses incident to any of the foregoing or in enforcing this indemnity, or (iv) reasonable legal expenses incurred by Purchaser in connection with a potential direct claim made against Purchaser in connection with a breach of this Agreement.

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9.4 Claims.

(a) Direct Claims. Any Indemnified Person shall promptly deliver to Sellers, in the case of claims brought by a Seller Indemnified Person, and to Purchaser in the case of claims brought by a Purchaser Indemnified Person (such notified party, the “Responsible Party”), written notice (a “Claim Notice”) of any matter which such Indemnified Person has determined has given or could give rise to a right of indemnification under Section 9.2 or Section 9.3 (a “Claim”), within twenty (20) days of such determination, stating the nature of the Claim, to the extent then known by the Indemnified Person, a good-faith estimate of the Loss and method of computation thereof, to the extent then reasonably estimable, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to so timely notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Person from the Responsible Party, if the Responsible Party does not notify the Indemnified Person in writing within thirty (30) days from its receipt of the Claim Notice that the Responsible Party disputes such claim (the “Dispute Notice”), the Responsible Party shall be deemed to have accepted and agreed with such claim. If the Responsible Party has disputed a claim for indemnification under Section 9.2 or Section 9.3, the Responsible Party and the Indemnified Person shall proceed in good faith to negotiate a resolution to such dispute. If the Responsible Party and the Indemnified Person cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved pursuant to the terms of Section 10.7.

(b) Third-Party Claims. If an Action by a third party (a “Third-Party Claim”) is made against any Indemnified Person, and if such Indemnified Person intends to seek indemnity with respect thereto under Section 8.2 or Section 8.3, such Indemnified Person shall promptly notify the Responsible Party of such claims in writing; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced thereby. Other than in connection with a Third-Party Claim by a Governmental Entity, the Responsible Party shall have the right to assume, within thirty (30) days after receipt of such notice, the conduct and control, through counsel reasonably acceptable to the Indemnified Person at the expense of the Responsible Party, of the settlement or defense thereof), by sending written notice thereof to the Indemnified Person, which notice shall state that Responsible Party shall indemnify the Indemnified Person for the entirety of all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, and the Indemnified Person shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Person to participate in such settlement or defense through counsel chosen by such Indemnified Person; provided, further, that the fees and expenses of such counsel shall be borne by such Indemnified Person. Notwithstanding an election to assume the defense of such Third-Party Claim, the Indemnified Person shall have the right to employ separate co-counsel and to participate in the defense as counsel of record, if applicable, in such action or proceeding (and the Parties shall jointly control the defense), and the Responsible Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) there exists any actual or potential conflict of interest between the Indemnified Person and the Responsible Party in connection with the defense of the Third-Party Claim that would make representation by the same counsel or the counsel selected by the Responsible Party inappropriate, (ii) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Person, (iii) such Third-Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement Action, or (iv) the resolution of the Third-Party Claim could materially affect the operations or business of Purchaser, the Company or Purchaser’s Subsidiaries.

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(c) Settlement of Third-Party Claims. So long as the Responsible Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnified Person shall not pay or settle any Third-Party Claim without the prior consent of the Responsible Party, which consent shall not be unreasonably withheld. If the Responsible Party does not notify the Indemnified Person in writing within thirty (30) days after the receipt of the Indemnified Person’s notice of a Third-Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Person shall have the right to contest, settle or compromise the Third-Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Person, enter into any settlement that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third-Party Claim to all Indemnified Parties of an unconditional release from all Liability with respect to such Third-Party Claim or consent to entry of any judgment, (ii) does not involve only the payment of money damages, (iii) imposes an injunction or other equitable relief upon the Indemnified Person or (iv) includes any admission of wrongdoing or misconduct by the Indemnified Person.

(d) Cooperation. Any Indemnified Person shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third-Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Person of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall cooperate with each other in any notifications to insurers.

9.5 Limitations on Liability.

(a) In no event shall either Party be liable for any punitive, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, and/or diminution of value relating to the breach or alleged breach of this Agreement.

(b) No Indemnified Person may assert any Claim (other than with respect to a Fundamental Representation) against a Responsible Party unless and until the aggregate amount of all Losses resulting from all Claims (other than with respect to a Fundamental Representation) exceed the Indemnity Basket. Once the aggregate amount of all Losses resulting from all Claims (other than with respect to a Fundamental Representation) exceed the Indemnity Basket, the Indemnified Person may, subject to Section 9.5(c), recover the entire amount of all Losses resulting from all Claims.

(c) No Indemnified Person may assert any Claim (other than with respect to a Fundamental Representation) against a Responsible Party to the extent the aggregate amount of all Losses relating to all Claims (other than with respect to a Fundamental Representation) is greater than the Indemnity Cap.

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9.6 Offset. Notwithstanding any other provision of this Agreement, if an indemnity claim is payable by Sellers hereunder, at the option of Purchaser, the principal amount of the Twelve-Month Note shall be reduced by the amount of such indemnity claim. Such adjustments to the Twelve-Month Note shall be made upon demand by Purchaser submitted in writing at any time following the determination that an indemnity claim is payable by Sellers, but in each case effective as of the Closing Date. Within five (5) Business Days following such demand by Purchaser, Sellers shall cause the note to be submitted to Purchaser for cancellation. Upon Purchaser’s receipt of the note properly endorsed for cancellation, Purchaser shall issue a replacement note (if any principal balance remains) in substantially the same form as the original note being replaced, but modified to reflect any changes in the principal amount resulting from such adjustment, and thereafter all references herein to the “Twelve-Month Note” shall be deemed to refer to such replacement note. Any indemnity claims in excess of the principal amount of the Twelve-Month Note shall be immediately payable in cash. The right of offset provided in this Section shall be in addition to, and not in lieu of, any other rights or remedies that may accrue as a result of any indemnity claim pursuant to this Article IX.

9.7 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

ARTICLE 10
MISCELLANEOUS

10.1 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed delivered (i) upon personal delivery if during business hours or, if not, on the next Business Day, (ii) three (3) Business Days after deposit of the same in the U.S. mail if mailed by certified mail (return receipt requested), or (iii) one (1) Business Day after deposit of the same with a nationally recognized overnight courier service if mailed for next Business Day delivery, in each case, to the addressee thereof at its address set forth below (or at such other address of such Party as such Party shall have specified in a notice to the other Party):

If to Sellers:

Sterling Harlan

________

________

Email: ________

Matthew Guild

________

________

Email: ________

with a copy (which shall not constitute notice) to:

Law Office of Alexander Freedman
10573 W Pico Blvd, # 283

Los Angeles, CA 90064

Attention: Alexander Freedman, Esq.
Email: alex@afreedmanlaw.com

If to Purchaser:

Terra Tech Corp.

3242 S. Halladay St., Suite 202

Santa Ana, CA 92705

Attention: Francis Knuettel II

Email: fknuettel@terratechcorp.com

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10.2 Successors and Assigns; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties hereto; provided, that, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other non-assigning Party. Any purported assignment in contravention of the foregoing shall be deemed null and void.

10.3 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.4 Interpretation of Agreement. This Agreement shall not be construed as if it had been prepared by Seller or Company and/or Purchaser, but rather as if both Parties had prepared the Agreement, without regard to any statute which construes drafting errors or ambiguities against the Party proposing or drafting the contract, or similar statutes, because it has been reviewed by Purchaser and Seller or Company and found to be fair and in accordance with the intentions and agreements intended to be made by the Purchaser and Seller or Company after consultation with each such Party’s legal counsel or opportunity to do so. This Agreement is fair and in accordance with their intentions and, therefore, should interpretation hereof ever be necessary, this Agreement shall be interpreted simply and fairly, and neither for nor against any Party hereto.

10.5 Forum, Venue and Choice of Law. This Agreement shall be governed in all respects by the laws of the State of California, including but not limited to the California Code of Civil Procedure, the California Uniform Commercial Code and the California Evidence Code. The Parties agree that any claim or dispute must be resolved by the Superior Court of the State of California for the County of Orange and no other.

10.6 Jurisdiction. Each Party consents to the exclusive personal and subject matter jurisdiction and venue of the Superior Court of the State of California for the County of Orange and no other court, in any action arising out of or relating to this Agreement. Each Party waives any other venue to which such Party might be entitled by domicile or otherwise. The Parties expressly waive any right to enforce or litigate this Agreement or any portion thereof in federal court on the basis of, inter alia, diversity or removal jurisdiction that might otherwise apply absent this waiver.

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10.7 Dispute Resolution and Attorneys’ Fees. Notwithstanding a Party’s right to seek to injunctive or equitable relief against another Party as provided in this Agreement in the event that a dispute between the Parties should arise out of or in connection with this Agreement, the Parties agree to submit to voluntary mediation upon written demand by either Party served on the other Party. The cost of the mediator shall be split equally between the Parties and shall be paid timely and in accordance with the mediator’s terms and conditions. Mediation shall be conducted at a reputable mediator’s office (e.g. ADR Services, JAMS, Adjudicate West, etc.) within Orange County, California and shall by selected by Company submitting a list of three to five qualified mediators for Purchaser to select from. Should either Party refuse to submit to mediation upon written demand by the other Party, that Party shall waive his, her or its right to recover his, her or its attorneys’ fees not to exceed $500.00 per hour in any resulting court action regardless of whether that Party would otherwise be entitled to recovery of attorneys’ fees as the prevailing party or otherwise (including sanctions for a discovery abuse or violation, Anti-SLAPP award or otherwise). Provided that, if the Parties both elect to forego mediation, or after any unsuccessful good faith attempt(s) to mediate any dispute between the Parties, the prevailing party shall be entitled to recover attorneys’ fees not to exceed $500.00 per hour, expert fees, costs and the cost of mediation and attorneys’ fees in connection therewith, regardless of whether the dispute is resolved by court or jury trial and shall include all attorneys’ fees not to exceed $500.00 per hour and costs incurred in connection with the dispute, both prior and subsequent to commencement of legal action in court.

10.8 Counterparts; Electronic Signatures. This Agreement may be executed in counter parts and may be transmitted electronically or via facsimile. Pursuant to the California Uniform Electronic Transactions Act (CAL. CIV. CODE §1633 et seq.) the Parties to this Agreement expressly acknowledge that an electronic signature (as defined by the California Uniform Electronic Transactions Act) shall have the same legal force and effect as an original “wet ink” signature and may be relied upon by the Parties as such.

10.9 Representations. The Parties represent and warrant that no other person or entity has, or has had, any interest in the claims, liens, demands, obligations, or causes of action referred to in this Agreement, except as otherwise set forth herein; that the Parties have the sole rights and exclusive authority to execute this Agreement and receive the sums specified in it; and that the Parties have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement.

10.10 Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire understanding among the Parties with respect to the subject matter hereof. Any agreement, discussions, or negotiations among the Parties prior to the date hereof with respect to the purchase of the Shares is superseded by this Agreement. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.11 Amendment; Waiver. No provision of this Agreement may be amended except in a written instrument signed by Purchaser and Seller. No provision of this Agreement may be waived except in a written instrument signed by the Party waiving the benefit to which it is otherwise entitled. No waiver of any provision, condition, or requirement of this Agreement shall be deemed to be a waiver continuing into the future or a waiver on a subsequent occasion or a waiver of any other provision, condition, or requirement of this Agreement, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair such Party’s ability to exercise such right.

10.12 Expenses. Subject to Section 6.1(b) and 10.7, each Party hereto shall pay its own costs and expenses involved in carrying out the Transactions.

10.13 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, under Applicable Law and regulations or otherwise, to fulfill its obligations under this Agreement and to consummate the Transactions.

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ARTICLE 11
DEFINITIONS

11.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any action, arbitration, claim, litigation, proceeding or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means (i) the “affiliated group” as defined in Code Section 1504(a) of which the Company is a member, and (ii) with respect to each state, local or foreign jurisdiction in which the Company is part of a consolidated, combined, or unitary Tax Return, the group with respect to which such Tax Return is filed

“Agreement” is defined in the Preamble.

“Average Closing Price” means the volume-weighted average price of the Purchaser Shares as reported through Bloomberg for the ten (10) consecutive trading days ending on the Business Day prior to the Closing Date.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Claim” is defined in Section 9.4(a).

“Claim Notice” is defined in Section 9.4(a).

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Company” is defined in the Recitals.

“Contracts,” when described as being those of or applicable to any Person, shall mean any and all written contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, mortgages, bonds, notes, guaranties or other undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

“Dispute Notice” is defined in Section 9.4(a).

“Encumbrances” is defined in Section 1.1.

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“Environmental Laws” means any Law that regulates the generation, storage, handling, discharge, emission, transportation, treatment or disposal of hazardous substances or to the protection of the environment, and the regulations implementing such acts and the state and local equivalent of such acts and regulations.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Authority of Sellers), Section 3.2 (Organization and Qualification of the Company), Section 3.3 (Capitalization) and Section 3.22 (Broker’s Fees).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any supranational, federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indebtedness” means all obligations of a Person, including without limitation (i) indebtedness for borrowed money, including the notional amount under letters of credit, borrowings under revolving lines of credit, guaranty obligations, and all accrued but unpaid interest, indemnities, premiums, penalties, fees, expenses and other obligations related thereto, (ii) payments due to vendors or suppliers and accounts payable, (iii) payments due to credit card companies, (iv) payments due for salary or compensation for services, (v) payments due for royalties, (vi) payments due for rent, (vii) payments due for unpaid Taxes attributable to periods prior to the Closing and (viii) guarantees of obligations of the type described in clauses (i) and (vii) above of any other Person.

“Indemnified Persons” is defined in Section 9.3.

“Indemnity Basket” means an amount equal to $50,000.

“Indemnity Cap” means an amount equal to the Purchase Price.

“Insurance Policies” is defined in Section 3.12.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, injunction, Order or decree of any Governmental Entity.

“Liability” means any indebtedness, debts, claims, obligations and other liabilities of a Person, whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, and including all costs and expense relating thereto.

“Losses” is defined in Section 9.1.

“Mark” means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any Governmental Entity and any rights arising under any such registration. As used in this Agreement, the term “Mark” includes trademarks and service marks.

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“Material Adverse Effect” means any fact, circumstance, development, event, condition, occurrence or change that (a) has, or would be reasonably expected to have, either individually or in the aggregate with all other facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) business (as conducted as of the date hereof) or results of operation of the Company, but excluding, for purposes of this clause (a) in each case any such fact, circumstance, development, event, condition, occurrence or change resulting or arising from: (i) any change, after the date hereof, in GAAP or applicable Law or the application or interpretation thereof; (ii) any change in general economic conditions in the industries or markets in which the Company operates or affecting United States or foreign economies in general, including changes in interest or exchange rates; (iii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, acts of war (whether declared or not declared) or terrorism, or the escalation thereof; (iv) hurricanes, earthquakes, tornadoes, floods or other natural disaster; (v) changes in financial, banking, or securities markets; except that facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes set forth in the foregoing clauses (i) - (v) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent such facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes have a disproportionate adverse effect on the Company relative to the other Persons in the industries and markets in which the Company operates; or (b) has, or would be reasonably expected to have, a material adverse effect on the ability of the Company to consummate the Transactions.

“Order” means any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity.

“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the Company consistent with its past practice with respect to the activity in question.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, limited liability company agreement, limited partnership agreement, operating agreement or similar governing documents, as amended.

“Party” and “Parties” is defined in the Preamble.

“Permits” means all permits, licenses, approvals, consents, notices, waivers, qualifications, filings, registrations, exemptions and authorizations by or of, or registrations with, any Governmental Entity necessary to conduct the business and own the assets of the Company as currently conducted and owned.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any department, agency or political subdivision thereof or any other organization or entity of any kind.

“Pre-Closing Period” means any Tax period ending on or prior to the Closing Date.

“Purchase Price” is defined in Section 1.2.

“Purchaser” is defined in the Preamble.

“Purchaser Indemnified Persons” is defined in Section 9.3.

“Purchaser’s Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of any officer of Purchaser.

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“Purchaser Representatives” is defined in Section 5.2.

“Responsible Party” is defined in Section 9.4(a).

“Securities Act” is defined in Section 1.1.

“Sellers” is defined in the Preamble.

“Seller Indemnified Persons” is defined in Section 9.1.

“Seller’s Knowledge” and “Knowledge of the Sellers” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Harlan or Guild.

“Shares” is defined in the Recitals.

“Straddle Period” is defined in Section 6.1(a).

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local, territorial and non-U.S. taxes, assessments and other governmental charges, duties, impositions, withholdings, fees, levies, imposts and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, gains, capital gains, sales, use, business and occupation, license, registration, and value added, goods and services, ad valorem, capital, windfall profit, production, transfer, stamp, alternative or add-on minimum, intangibles, estimated, franchise, withholding, payroll (including social security contributions), employment, severance, recapture, employment, excise and property (real and personal) taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this section as a result of being a member of an affiliated, consolidated, combined goods and services, unitary or similar group for any period (including an arrangement for group or consortium relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) and (ii) of this section as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Proceeding” means an audit, examination, suit, action or proceeding in respect of, relating to or attributable to Taxes or any Tax Return of the Company.

“Tax Returns” is defined in Section 3.21(a).

“Third-Party Claim” is defined in Section 9.4(b).

“Transaction Documents” means this Agreement and all other agreements to be executed and delivered by a Party in connection with the consummation of the Transactions.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Purchaser:

Terra Tech Corp.

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: CEO

Sellers:

By:	/s/ Sterling Harlan
Name: Sterling Harlan

By:	/s/ Matthew Guild
Name: Matthew Guild

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Disclosure Schedules

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Exhibit “A”

Six-Month Note

29

Exhibit “B”

Twelve-Month Note

30

Exhibit “C”

Consulting Agreement

31